Exhibit 10.48
AMENDMENT TO EXERCISE NOTICE AND RESTRICTED STOCK PURCHASE
AGREEMENTS
     This Amendment to Exercise Notice and Restricted Stock Purchase Agreements (this “Agreement”) is made as of April 29, 2009 by and between Omeros Corporation, a Washington corporation (the “Company”), and Richard J. Klein (the “Purchaser”).
RECITALS
     A. The Company and the Purchaser are parties to the Exercise Notice and Restricted Stock Purchase Agreements dated as of June 5, 2007 and June 29, 2007 (each, a “Purchase Agreement” and together, the “Purchase Agreements”) pursuant to which Purchaser early exercised a stock option for the purchase of a total of 150,000 shares of the Company’s Common Stock.
     B. Pursuant to Sections 3(a)(i) and (ii) of each Purchase Agreement the Company has the right, but not the obligation, within 90 days of the end of Purchaser’s employment with the Company, to repurchase any shares of Common Stock that the Purchaser purchased pursuant to each Purchase Agreement that he was not vested in as of the date his employment ended (the “Repurchase Right”).
     C. Purchaser’s employment with the Company ended on January 29, 2009 and, pursuant to the terms of the Purchase Agreements, the Company will be deemed to have automatically exercised the Repurchase Right with respect to any unvested shares on the 90th day following his termination unless the Company gives Purchaser prior notice that it does not intend to repurchase the unvested shares.
     D. As of the end of Purchaser’s employment with the Company, Purchaser had not vested in 45,834 of the 150,000 shares that he had purchased.
     D. The Company and Purchaser desire to extend the Repurchase Right an additional 90 days to allow the Company and the Purchaser to continue discussions related to Purchaser’s employment at the Company.
AGREEMENT
     In consideration of the foregoing, the Company and the Purchaser agree to amend each Purchase Agreement as follows:
     1. Sections 3(a)(i) and (ii) of each Purchase Agreement shall be amended and restated in its entirety as follows (with changes highlighted in bold and italics)
          “(a) Repurchase Option.
               (i) In the event of the voluntary or involuntary termination of Purchaser’s employment or consulting relationship with the Company for any reason (including death or disability), with or without cause, the Company shall upon the date of such termination

(the “Termination Date”) have an irrevocable, exclusive option (the “Repurchase Option”) for a period of 180 days from such date to repurchase all or any portion of the Shares held by Purchaser as of the Termination Date which have not yet been released from the Company’s Repurchase Option at the original purchase price per Share specified in Section 1 (adjusted for any stock splits, stock dividends and the like). The Company has the right, but not the obligation, to exercise the Repurchase Option.
               (ii) Unless the Company notifies Purchaser in writing within 180 days from the date of termination of Purchaser’s employment or consulting relationship that it does not intend to exercise its Repurchase Option with respect to some or all of the Shares, the Repurchase Option shall be deemed automatically exercised by the Company as of the 180th day following such termination, provided that the Company may notify Purchaser that it is exercising its Repurchase Option as of a date prior to such 180th day. Unless Purchaser is otherwise notified by the Company pursuant to the preceding sentence that the Company does not intend to exercise its Repurchase Option as to some or all of the Shares to which it applies at the time of termination, execution of this Agreement by Purchaser constitutes written notice to Purchaser of the Company’s intention to exercise its Repurchase Option with respect to all Shares to which such Repurchase Option applies. The Company, at its choice, may satisfy its payment obligation to Purchaser with respect to exercise of the Repurchase Option by either (A) delivering a check to Purchaser in the amount of the purchase price for the Shares being repurchased, or (B) in the event Purchaser is indebted to the Company, canceling an amount of such indebtedness equal to the purchase price for the Shares being repurchased, or (C) by a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such purchase price. In the event of any deemed automatic exercise of the Repurchase Option pursuant to this Section 3(a)(ii) in which Purchaser is indebted to the Company, such indebtedness equal to the purchase price of the Shares being repurchased shall be deemed automatically canceled as of the 180th day following termination of Purchaser’s employment or consulting relationship unless the Company otherwise satisfies its payment obligations. As a result of any repurchase of Shares pursuant to this Section 3(a), the Company shall become the legal and beneficial owner of the Shares being repurchased and shall have all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Shares being repurchased by the Company, without further action by Purchaser.”
     2. All other terms of the Purchase Agreements remain unchanged and in force.
     3. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.
[Signature Page Follows]

The parties have executed this Amendment to Exercise Notice and Restricted Stock Purchase Agreements as of the date first set forth above.

OMEROS CORPORATION
By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
Chairman & CEO

PURCHASER:
/s/ Richard J. Klein
Richard J. Klein

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